EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (together with any amendment, supplement, or exhibit hereto, the “Agreement”) is entered into by and among (1) Citadel Broadcasting Corporation (“Citadel”), a Delaware Corporation; (2) Wilmington Trust Company (the “Trustee”) as successor trustee pursuant to Section 8.08 of the Indenture (defined below); (3) certain individual noteholders, as identified on the attached Exhibit A, incorporated herein by reference as the “Noteholders.” Citadel, the Trustee, and the Noteholders are collectively referred to hereinafter as the “Parties.”

WITNESSETH

WHEREAS, on or about February 18, 2004, Citadel issued $330 million principal amount of 1.875% Convertible Subordinated Notes Due 2011 (the “Notes”), and on or about that same day entered into an indenture (the “Indenture”) with The Bank of New York as the trustee;

WHEREAS, on February 6, 2006, Citadel agreed to acquire the ABC Radio Network and 22 ABC Radio stations (collectively “ABC Radio”) from The Walt Disney Company (“Disney”) (the ABC Radio acquisition will hereinafter be referred to as the “Transaction”);

WHEREAS, Citadel and Disney and certain of their respective subsidiaries entered into a number of agreements to memorialize and effectuate the Transaction, including without limitation the Agreement and Plan of Merger (the “Merger Agreement”) as amended, the Support Agreement (together with a group of partnerships affiliated with Forstmann Little & Co.), and the Tax Sharing and Indemnification Agreement (the “Tax Sharing Agreement”), among others (collectively, the “Transaction Documents”);

WHEREAS, on February 21, 2006, an attorney for a group of noteholders sent a letter to Citadel, purporting to be a Notice of Default and alleging that the Transaction and related

Transaction Documents constituted a “fundamental change” under Section 4.04(b) of the Indenture (“Fundamental Change”);

WHEREAS, on April 20, 2006, Citadel sent a letter in response to the purported Notice of Default to the noteholders’ attorney, denying that the Transaction, Transaction Documents, or any actions taken pursuant thereto constituted a Fundamental Change, and denying that any default had taken place;

WHEREAS, on April 24, 2006, an attorney for a group of noteholders sent a Notice of Acceleration to Citadel alleging that the principal and accrued interest on the Notes had become immediately due and payable as a result of the alleged Fundamental Change;

WHEREAS, on July 17, 2006, Citadel filed suit in the Supreme Court of the State of New York against a group of noteholders, seeking a declaratory judgment that the Transaction and related Transaction Documents did not constitute a Fundamental Change under the Indenture;

WHEREAS, the holders of a majority of the outstanding Notes removed the then-current trustee and appointed the Trustee as the successor trustee in accordance with the requirements of the Indenture;

WHEREAS, the Trustee subsequently intervened in the action, at the direction of holders of a majority of the outstanding Notes, pursuant to that certain Instruction and Indemnity Agreement, dated as of December 8, 2006, on behalf of all noteholders, and the noteholder-defendants were dismissed as parties in the action, and as a result Citadel filed an amended complaint and the Trustee filed counterclaims on behalf of all noteholders;

WHEREAS, the Trustee and Noteholders contend that the Transaction and certain Transaction Documents, including without limitation the Merger Agreement, the Support

Agreement, and the Tax Sharing Agreement, constitute a Fundamental Change under the Indenture;

WHEREAS, Citadel denies that the Transaction and Transaction Documents constitute a Fundamental Change under the Indenture;

WHEREAS, the Parties desire to resolve their past and present disputes regarding the Indenture, the Notes, the Transaction, and related Transaction Documents once and for all, and in their entirety, on the terms and conditions exclusively set forth in this Agreement to avoid the burden, expense, and inconvenience of additional litigation and to further the interests of the Parties and their respective constituents;

WHEREAS, the Parties have agreed that, in exchange for the Trustee’s and the Noteholders’ release and settlement of the Released Claims (as defined below) Citadel will initiate a tender and exchange offer for the Notes whereby noteholders will receive Amended and Restated Notes (as defined below) for Notes tendered but not repurchased for cash, which shall be completed in accordance with the terms set forth in this Agreement and supporting agreements;

WHEREAS, the Noteholders have delivered a written Instruction to the Trustee to enter into this Agreement and take all actions contemplated hereby;

WHEREAS, the Trustee has determined that nothing in this Agreement materially conflicts with law or the Indenture or is unduly prejudicial to the rights of another noteholder;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and intending to be bound hereby, the Parties hereby agree as follows:

I

WAIVER OF ANY PAST AND EXISTING DEFAULTS

1. Noteholders Represent Majority Ownership. The Noteholders represent and warrant that they collectively own a majority in aggregate principal amount of the outstanding Notes as of the date hereof (a “Majority”), and that Exhibit A (including both the medallion signatures, which the Noteholders shall provide to Citadel after execution of this Agreement as provided in Section V.2, and the summary chart attached to this Agreement) fairly and accurately reflects the individual and collective ownership interests of the Notes by the Noteholders as of the date hereof. The Noteholders further represent and warrant that they constitute a Majority of the aggregate principal amount outstanding of the Notes and collectively possess the full and complete authority under the Indenture and ability to waive any past or existing defaults or consequences of such defaults, rescind any acceleration, and consent to certain amendments and supplements to the Indenture contemplated hereby. Citadel and the Trustee shall not publicly disclose Exhibit A and the information contained therein, nor shall they publicly disclose signature pages to this Agreement that disclose the Noteholders’ holdings or the information contained therein or signature pages to exhibits to this Agreement that disclose the Noteholders’ holdings or the information contained therein (collectively, the “Noteholder Information”) except: (1) in any legal proceeding relating to this Agreement, provided that the Citadel and/or the Trustee, as applicable, shall use their reasonable best efforts to maintain the confidentiality of Noteholder Information in the context of any such proceeding; (2) to the extent required by law, and with prior notice to the Trustee and/or Citadel, as applicable; and (3) in response to a subpoena, discovery request, or a request from a government agency for information regarding Noteholder Information or the information contained therein, provided in the case of (2) and (3) above, that the Party provides notice to the Trustee and/or Citadel, as applicable, promptly upon receipt of the subpoena or request. If any Party wishes to oppose the production of such information, it may do so at its own expense. Responding to any such subpoena or other request, after providing notice as set forth herein, shall not be deemed to be a breach of any provision of this Agreement.

2. Waiver of Past and Existing Defaults. Pursuant to sections 7.01, 7.04, and 10.02 of the Indenture, the Noteholders agree to waive any and all past or existing defaults (if any) and their consequences, known or unknown, related in any way to the Transaction and/or Transaction Documents, or to any actions taken in conjunction with or pursuant to the Transaction, including without limitation the Merger Agreement, the Support Agreement, and the Tax Sharing Agreement. In particular, and without limitation, the Noteholders agree to waive any alleged default (and its consequences) arising out of or relating to the claim that the Transaction or Transaction Documents (or actions undertaken pursuant to the same) constituted a Fundamental Change under the Indenture. Exhibit B to this Agreement is the fully executed Written Notice of Waiver of Past and Existing Defaults, which each of the Noteholders has provided to the Trustee pursuant to Sections 7.01, 7.04, and 10.02 of the Indenture. Each of the Noteholders and the Trustee, at the direction of the Noteholders, acknowledge and agree that, by virtue of the waiver memorialized in Exhibit B, any alleged default relating to the Transaction, the Transaction Documents, or any actions undertaken pursuant to the same, has been cured, ceases to exist, and gives rise to no consequence under the Indenture. Each of the Noteholders and the Trustee, at the direction of the Noteholders, acknowledge that such waiver is not revocable, and may not be retracted by the Noteholders or by any future owners to whom the Noteholders may sell or otherwise transfer their Notes, or by the Trustee or any future successor trustee as provided in the Form of Supplemental Indenture attached as Exhibit D to this

Agreement and the form of the Indenture for the Amended and Restated Notes, attached as Exhibit H. This provision does not constitute an admission or concession of liability of any kind on behalf of Citadel that it has, at any time, been in default under the Indenture or that a Fundamental Change has occurred at any time.

3. Waiver of any Acceleration. Pursuant to Section 7.02 of the Indenture, the Noteholders agree to rescind any acceleration and its consequences relating in any way to the Transaction or the Transaction Documents or actions made or taken in conjunction with or pursuant to the Transaction, including, without limitation, the Merger Agreement, the Support Agreement, and the Tax Sharing Agreement. Exhibit C to this Agreement is the fully executed Agreement to Rescind any Acceleration, which each of the Noteholders has provided to the Trustee pursuant to Section 7.02 of the Indenture. Each of the Noteholders and the Trustee, at the direction of the Noteholders, acknowledge that such agreement is not revocable, and may not be retracted by any future owners to whom the Noteholders may sell or otherwise transfer their Notes or by the Trustee or any future successor trustee as provided in the Form of Supplemental Indenture attached as Exhibit D to this Agreement and the form of the Indenture attached as Exhibit H. This provision does not constitute an admission or concession of liability of any kind on behalf of Citadel that any Fundamental Change, default, or acceleration has occurred at any time.

4. Trustee Consent. The Trustee has carefully reviewed this Agreement and its terms and conditions, and has determined that the Noteholders have waived and rescinded any and all past or existing defaults (if any) and their consequences including without limitation any acceleration, known or unknown, related in any way to the Transaction or to the Transaction Documents or actions made or taken in conjunction with or pursuant to the Transaction, including without limitation the Merger Agreement, the Support Agreement, and the Tax Sharing Agreement. The Trustee has determined that nothing in this Agreement materially conflicts with law or the Indenture or is unduly prejudicial to the rights of another noteholder.

5. Consent to Amend the Indenture. Pursuant to Section 10.02 of the Indenture, Citadel and the Trustee, acting upon instruction of the Noteholders as set forth below, agree to amend the Indenture as set forth in the Form of Supplemental Indenture attached as Exhibit D to this Agreement, and the Noteholders consent to the amendment of the Indenture as set forth in the Form of Supplemental Indenture as the Majority. Exhibit E to this Agreement is the fully executed written consent of the Noteholders to the amendment of the Indenture. The Noteholders hereby, and by written instruction referenced in the recitals hereto, instruct the Trustee to execute the Supplemental Indenture and any ancillary documents that may be required to effectuate this amendment.

II

RELEASE AND COVENANT NOT TO SUE

1. Release by Citadel. Citadel unconditionally releases, acquits, and forever discharges the Trustee and Noteholders, their insurers, predecessors and successors in interests, heirs, executors, assignees, and the Trustee’s and Noteholders’ past, present, and future subsidiaries, divisions, affiliates, officers, equity owners, directors, managers, employees, stockholders, members, partners, advisory board members, fiduciaries, attorneys, servants, representatives, and agents, as well as all of the insurers, predecessors and successors in interest, heirs, executors, assignees and the past, present and future subsidiaries, divisions, affiliates, officers, equity owners, directors, managers, employees, stockholders, members, partners, advisory board members, fiduciaries, attorneys, servants, representatives, and agents of all those persons and entities, from all claims or causes of action however denominated, in law or equity, in contract or tort, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, asserted or unasserted, arising out of acts or omissions that relate in any manner whatsoever to the Transaction or Transaction Documents.

2. Release by Trustee and Noteholders. The Trustee and Noteholders unconditionally release, acquit, and forever discharge Citadel, its insurers, predecessors and successors in interest, heirs, executors, assignees, and Citadel’s past, present and future subsidiaries, divisions, affiliates, officers, equity owners, directors, managers, employees, stockholders, members, partners, advisory board members, fiduciaries, attorneys, servants, representatives, and agents, as well as all of the insurers, predecessors and successors in interest, heirs, executors, assignees and the past, present and future subsidiaries, divisions, affiliates, officers, equity owners, directors, managers, employees, stockholders, members, partners, advisory board members, fiduciaries, attorneys, servants, representatives, and agents of all those persons and entities (hereinafter all collectively referred to as the “Citadel Released Parties”), of and from all claims or causes of action however denominated, in law or equity, in contract or tort, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, asserted or unasserted, arising out of acts or omissions that relate in any manner whatsoever to the Transaction or Transaction Documents. In particular, and without limitation, this release includes any claim that the Transaction or Transaction Documents constituted a Fundamental Change or default of any kind under the Indenture. The claims released in this paragraph are hereinafter collectively referred to as the “Released Claims.”

3. Covenant Not to Sue. Upon execution of this Agreement, the Trustee and the Noteholders shall be forever barred from instituting, assigning, maintaining, collecting, or prosecuting any and all of the Released Claims against Citadel or its successors. In particular, and without limitation, the Trustee is barred from bringing any of the Released Claims against Citadel on behalf of any owner of outstanding Notes that is not a party to this Agreement, (including any owner of Amended and Restated Notes as defined in Section III of this Agreement), and this bar shall apply to any successor trustee from bringing any of the Released Claims as provided in the Form of Supplemental Indenture attached as Exhibit D to this Agreement and the form of the Indenture for the Amended and Restated Notes, attached as Exhibit H. The Noteholders and the Trustee, at the direction of the Noteholders, also agree and covenant not to institute, encourage (directly or indirectly), or facilitate any suit, action, or proceeding against Citadel based on the Released Claims. Nothing in this paragraph prohibits the Noteholders or the Trustee from responding to a subpoena, discovery request, request from a governmental agency, or other form of legal process; provided, that the Noteholders or the Trustee shall notify Citadel within 10 days of receipt if it is served with a subpoena, discovery request, or an official request from a government agency for information regarding this Agreement.

4. Stipulation of Discontinuance. Upon the execution of this Agreement and upon satisfaction of all conditions precedent contained in Section V. 22 of this Agreement, Citadel and the Trustee will file as soon as practicable a Stipulation of Discontinuance with the Supreme Court for the State of New York, County of New York, to dismiss the pending litigation between Citadel and the Trustee, titled Citadel Broadcasting Corporation against Wilmington Trust Company, I.A.S. Part 49, Index No.: 602503/06 (the “Litigation”).

III

THE TENDER AND EXCHANGE OFFER

1. Tender and Exchange Offer. In exchange for the consideration provided in this Agreement, Citadel agrees to commence a tender and exchange offer (the “Offer”) on substantially the terms set forth in Exhibit F to this Agreement. Citadel shall commence the tender and exchange offer as soon as reasonably practicable, but in no event later than 60 days after the satisfaction of all of the following conditions (except for delays due to the SEC or SEC-related filings or requirements, the New York Stock Exchange or related filings or requirements, the satisfactory review by Deloitte & Touche LLP of Citadel’s financial information contained in the Offer documents, or delays due to compliance with all applicable laws, rules and regulations): (1) the signing of this Agreement; (2) the filing of the Stipulation of Discontinuance described above; (3) the receipt of the consent of Disney referred to in Section V below; and (4) receipt of the medallion signatures as provided in Section V.2. As set forth in Exhibit F, tendering noteholders will receive certain cash consideration on a prorated basis, and any tendered Notes that are not repurchased will be exchanged for amended and restated notes, (such notes referred to herein as the “Amended and Restated Notes”). Exhibit G is the form of the Amended and Restated Note that will be issued under the Offer. The Noteholders hereby irrevocably agree to tender all Notes now held by them, together with any Notes they may acquire subsequent to the date hereof, in the Offer. Exhibit H is the form of the Indenture that will govern the Amended and Restated Notes.

IV

REPRESENTATIONS AND WARRANTIES

1. Status as Trustee. The Noteholders and the Trustee represent and warrant that the Trustee was appointed as successor Trustee by holders of a majority in principal amount of the Notes, and that the Trustee’s appointment was in compliance with the Indenture’s requirements.

2. Binding on Successor Trustee. As provided in the Form of Supplemental Indenture attached as Exhibit D hereto and the form of the Indenture attached as Exhibit H hereto, this Agreement is binding upon the Trustee and any successor trustee.

3. Oppose any Subsequent Litigation. If at any time any owner of Notes or Amended and Restated Notes brings or makes any claims against Citadel for the Released Claims, the Noteholders shall direct the Trustee or any successor trustee to oppose any and all of those claims.

4. No Conflict. The Trustee and each Noteholder acknowledge that they were represented by the same counsel in this dispute and the settlement thereof, and further acknowledge that they have been informed of their right to secure separate counsel for the purposes of reviewing and providing legal advice on this Agreement. The Trustee and Noteholders further agree that they are barred from arguing that this Agreement should be invalidated in any way based on any alleged conflict of interest due to their representation by the same attorneys.

5. Noncontravention. Citadel represents and warrants that, as of the date hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including without limitation the consummation of the Offer in accordance with the terms set forth in Exhibit F hereto, will materially conflict with, result in a material breach or violation of, or constitute (with or without notice or the passage of time) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under the Credit Agreement, dated June 12, 2007, among Citadel, certain lenders, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., and Deutsche Bank Trust Company Americas

as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Wachovia Bank, National Association as Documentation Agents (the “Credit Agreement”).

V

MISCELLANEOUS PROVISIONS

1. Consent by Disney. The consent of Disney to this Agreement (including applicable exhibits thereto) and to the terms of the anticipated tender and exchange offer is a condition precedent to this Agreement. If Disney refuses to give its consent for any reason, then this Agreement shall be null and void, and the Parties shall retain their right to pursue any and all claims relating to the Transaction and Transaction Documents.

2. Receipt of Medallion Signatures. After the execution of this Agreement, the Noteholders shall provide the Trustee and Citadel with medallion signatures (which will be incorporated by reference as part of Exhibit A) as soon as practicable establishing that the Noteholders constitute a Majority as of the date of execution of this Agreement. The Noteholders agree to use their reasonable best efforts to secure the medallion signatures as soon as practicable. The receipt by the Trustee and Citadel of medallion signatures as provided in this paragraph is a condition precedent to this Agreement. If the Noteholders fail to provide medallion signatures to the Trustee and Citadel establishing the existence of a Majority, then this Agreement shall be null and void, and the Parties shall retain their right to pursue any and all claims relating to the Transaction and Transaction Documents.

3. Agreement is Not an Admission or Evidence. The Parties agree that this Agreement is not an admission, concession of liability, or evidence of any kind. Neither this Agreement, nor any of the negotiations or proceedings connected with it, nor any other action taken to carry out this Agreement, shall be deemed or construed to be an admission by any Party. This Agreement and any related negotiations, proceeding or actions shall not have any collateral estoppel effect of any kind and shall not be offered as evidence in any pending or future civil, criminal, or administrative action or proceedings of any kind, including any governmental proceedings, except in a proceeding to enforce this Agreement or as otherwise required by law.

4. Complete Peace. The Parties acknowledge that they are entering into this Agreement to achieve complete peace and resolve their disputes regarding any alleged Fundamental Change or default related in any way to the Transaction, Transaction Documents, and the Indenture. To that end, the Trustee agrees not to assist in any way any other holder of the Notes or the Restated and Amended Notes in any future suit or proceeding of any kind against Citadel relating in any way to Released Claims, and the Noteholders agree to direct the Trustee to oppose any such suit or proceeding at that time of the filing of such suit or proceeding. Furthermore, the Noteholders and Trustee represent and warrant that they are unaware of any other basis to claim that Citadel is in default of the Indenture or that a Fundamental Change has occurred under the Indenture other than the Released Claims, and represent and warrant that they do not currently intend based on their respective current knowledge to allege that Citadel has committed a default of any kind under the Indenture for any reason, including but not limited to reasons unrelated to the Transaction. Citadel agrees not to commence any suit or proceeding of any kind against the Noteholders or the Trustee relating in any way to the Released Claims, other than any potential action to enforce this Agreement. Furthermore, Citadel represents and warrants that based on its current knowledge it is unaware of any default or potential default under the Indenture, other than the alleged defaults raised in the Litigation, which Citadel denies.

5. Trustee Indemnified. The Parties acknowledge and agree that the Trustee is entitled to indemnification pursuant to Section 8.07 of the Indenture in connection with this Agreement.

6. Enforcement; Specific Performance. In the event that any action is taken to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover, in addition to other damages or remedies, reasonable attorneys’ fees, arbitrator or court costs, and other costs and expenses incurred in connection therewith; provided, however, that Citadel shall have the right to be reimbursed by the Noteholders for such costs should it prevail in an action to enforce this Agreement. The Parties agree not to initiate any such enforcement proceedings unless and until they have exhausted reasonable efforts to resolve any such disputes amicably. The Parties agree that the recovery of money damages would not be an adequate remedy if Citadel fails to commence a tender and exchange offer as provided in Article III of this Agreement and, accordingly, agree that, in addition to any other remedy or relief available at law or in equity, the Trustee and the Noteholders shall be entitled to a decree of specific performance if Citadel fails to commence a tender and exchange offer as provided in Article III; provided, that the Noteholders and the Trustee shall not be entitled to seek or obtain specific performance if Citadel has not commenced a tender offer as provided in Article III due to the SEC or SEC-related filings or requirements, the New York Stock Exchange or related filings or requirements, or other events beyond the control of Citadel.

7. Voluntary Acceptance by Sophisticated Parties. The Parties are sophisticated entities with substantial experience in the investment markets. The Parties acknowledge that they have had a sufficient opportunity to review the terms of this Agreement, and are satisfied that they fully understand its terms. The Parties represent and warrant that they have fully informed themselves of the Agreement’s terms, contents, conditions, and effects, and that they understand and voluntarily accept the Agreement.

8. Reliance on Own Counsel and Due Diligence. The Parties acknowledge that they have been advised by their own independently-selected counsel in connection with this Agreement. The Parties further acknowledge that they enter into this Agreement on the basis of advice from independently-selected counsel and on the basis of their own independent investigations of all of the facts, laws, and circumstances material to this Agreement or any provision hereof, and not in any manner or to any degree based upon any statement or other representation or promise not specifically set forth herein by the other party or its counsel or any other third parties.

9. Entire Agreement. The Exhibits to this Agreement are incorporated by reference in this Agreement, and are acknowledged by the Parties to be a material part of this Agreement. This Agreement contains the entire Agreement between the Parties with respect to the subject matter thereof. This Agreement supersedes all prior negotiations, proposed agreements and understandings, if any, concerning any of the provisions of the Agreement. The Parties warrant that no promise, representation, or warranty of any kind has been made to them by the other or by anyone acting on behalf of the other, and that they are not relying on any such promise, representation, or warranty of any kind, except as expressly stated in this Agreement. The Parties specifically agree that all paragraphs of this Agreement are contractual and not a mere recital.

10. Authority. The Parties represent and warrant that they are fully authorized to enter into this Agreement, that the signatories hereto have full authority to sign this Agreement on their behalf, and that the Agreement is valid, binding, and enforceable.

11. Material Representations. The representations and warranties made by each Party shall be deemed material to the rights and obligations of the other Parties under this Agreement.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, successors, and assigns.

13. Choice of Law. This Agreement shall be governed by the laws of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

14. Choice of Forum. The Parties agree that any suit, action or proceeding by any Party against any other Party hereto arising out of or relating to this Agreement or any transaction contemplated hereby shall only be brought in federal or state courts in the State of New York, County of New York, and each Party hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, or proceeding. Each Party hereto further agrees that service of any process, summons, notice, or document by United States registered mail to such Party’s respective address set forth in Paragraph 15 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this section.

15. Addresses and Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by certified or registered mail, or by telecopy or other means of facsimile transmission, or by overnight mail service addressed as follows:

If to Citadel, to:	Jacquelyn J. Orr, General Counsel Citadel Broadcasting Corporation 142 W. 57th St., 11th Floor

New York, NY 10019 Facsimile: (212) 887-1675

with copies (which shall not constitute notice to Citadel) to:

Steve Seeger Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Facsimile: (312) 861-2200

If to Wilmington Trust Company, to:

Suzanne MacDonald Wilmington Trust Company 1100 North Market St. Wilmington, DE 19890 Facsimile: (302) 636-4149

with copies (which shall not constitute notice to Wilmington Trust Company) to:

Daniel A. Ross Brett Lawrence Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Facsimile: (212) 806-5400

If the Noteholders, to:

Jeff Ross Anthony, Ostlund & Baer, P.A. 90 S. 7th Street Minneapolis, MN 55402 Facsimile: (612) 349-6996

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be deemed effective (a) on the day sent if by telecopy or other facsimile transmission; (b) on the next business day following delivery to the courier if sent by overnight mail service confirmed by the courier to have been delivered to the recipient’s address; and (c) two business days following delivery to the post office if sent by registered or certified mail confirmed by the post office to have been delivered to the recipient’s address.

16. Jointly Drafted. This Agreement has been the subject of negotiations between Citadel, the Trustee, and the Noteholders. This Agreement has been jointly drafted and shall be construed as having been jointly drafted by all Parties, so that any rule construing ambiguities against the drafter shall have no force or effect.

17. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remainder of this Agreement will not be affected and will continue in full force and effect. The Parties to this Agreement certify that they are not presently aware of any grounds for asserting that any provision of this Agreement is illegal, invalid, or unenforceable, and warrant that they have no present intention of making any such assertion at a later date to try to avoid any obligation under this Agreement or to try to void any provision of this Agreement.

18. Implementation of this Agreement. The Parties agree to execute any and all supplementary documents and to take all additional steps reasonably necessary to give full force and effect to the basic terms and intent of this Agreement.

19. Written Amendments. This Agreement may be changed, waived, modified, or terminated only by a written instrument duly executed by authorized representatives of the Parties hereto; provided, however, that the Indenture and the Indenture for the Amended and Restated Notes may be changed, waived, modified, or terminated only in accordance with its terms. The waiver by any Party of any breach of the Agreement shall not be deemed or construed as a waiver of any other breach.

20. No Third Party Beneficiaries. This Agreement does not envision, contemplate, or apply to any third party beneficiaries.

21. Attorneys’ Fees. Citadel agrees to continue to pay the Trustee’s reasonable attorneys’ fees, including fees for special litigation counsel, until the Stipulation of Discontinuance has been filed with the court, as described above.

22. Execution. This Agreement may be signed using one or more counterparts. The several executed copies together shall be considered an original and shall be binding on the Parties. This Agreement shall become effective upon (A) the execution of all of the following agreements: (1) this Agreement, and (2) the written consents attached as Exhibits B, C, and E to this Agreement, and (3) the Supplemental Indenture attached as Exhibit D; (B) the consent of Disney to this Agreement and to the terms of the anticipated tender and exchange offer, as contemplated by Section V.1 hereto; and (C) the receipt by the Trustee and Citadel of medallion signatures as provided in Section V.2 hereto.

[execution pages to follow]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement on the dates hereafter specified.

Dated: March 19, 2008

/s/ Farid Suleman
Farid Suleman,	Date
on behalf of the Citadel Broadcasting Corporation.

/s/ Suzanne MacDonald
Suzanne MacDonald, on behalf of Wilmington Trust Company as Trustee.	Date

Noteholder signatures to follow.

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